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                                                                    EXHIBIT 23.2

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

     Re: Parker Drilling Company
       Registration on Form S-3


     We are aware that our reports dated January 13, 1997, April 14, 1997 and June 27, 1997 on our reviews of interim financial information of Parker Drilling Company for the period ended November 30, 1996 and 1995, February 28, 1997 and 1996, and May 31, 1997 and 1996 and included in the Company's quarterly reports on Form 10-Q for the quarters then ended are incorporated by reference in this registration statement. Pursuant to Rule 436(c) under the Securities Act of 1933, these reports should not be considered part of the registration statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.


                                          COOPERS & LYBRAND L.L.P.